Exhibit (a)(5)(iii)

For Immediate Release

Corner Growth Acquisition Corp. 2 Announces Extension of Expiration Time of Tender Offer for its Class A Ordinary Shares

PALO ALTO, Calif., December 16, 2022 – Corner Growth Acquisition Corp. 2 (NASDAQ: TRONU, TRON, TRONW) (“Corner Growth” or the “Company”) announced that it has extended the Expiration Time of its previously announced tender offer to purchase and redeem its Class A Ordinary Shares (the “Shares”) at a purchase price of $10.21 per share (the “Tender Offer”). As amended, the Tender Offer will now expire at 5:00 p.m., New York City time, on Tuesday, December 30, 2022, unless further extended or earlier terminated.

As set forth in the Offer to Redeem, the Tender Offer is subject to the following conditions: (i) the amount of the Company’s net tangible assets shall not be less than $5,000,001 after accounting for the purchase of shares tendered in this Redemption Offer (the “Maximum Redemption Condition”), which may not be waived by the Company; and (ii) other customary conditions (collectively, the “Closing Conditions”) (which may be waived by the Company in its sole and absolute discretion). If any of the Closing Conditions are not satisfied or waived prior to the Expiration Time, the Company reserves the right to terminate the Tender Offer or extend it until such conditions are satisfied or waived (subject to applicable law).

As of December 14, 2022 there was approximately $76,054,424 in Corner Growth’s trust account which remains invested in money market funds meeting conditions under Rule 2a-7 of the Investment Company Act.

Continental Stock Transfer & Trust Company, the depositary for the Tender Offer, has advised Corner Growth that, as of 5:00 p.m., New York City time, on Thursday, December 15, 2022, an aggregate of 7,081,508 Class A Ordinary Shares were properly tendered and not properly withdrawn, resulting in the Maximum Redemption Condition not being satisfied. Accordingly, the Company is extending the Expiration Time in order to permit shareholders to withdraw shares they have previously tendered. Corner Growth shareholders who have already tendered their ordinary shares do not need to re-tender their shares or take any other action as a result of the extension of the Expiration Time of the Tender Offer. Corner Growth shareholders may withdraw shares they have previously tendered at any time prior to the extended Expiration Time of the Tender Offer.

Additional Information Regarding the Tender Offer

This press release is for informational purposes only. This press release is not a recommendation to buy or sell Shares or any other securities, and it is neither an offer to purchase nor a solicitation of an offer to sell Shares or any other securities. A tender offer statement on Schedule TO, including an Offer to Redeem, a Letter of Transmittal and related materials, has been filed with the United States Securities and Exchange Commission (the “SEC”) by Corner Growth. The Tender Offer is only made pursuant to the Offer to Redeem, the Letter of Transmittal and related materials filed as a part of the Schedule TO. Stockholders should read carefully the Offer to Redeem, Letter of Transmittal and related materials because they contain important information, including the various terms of, and conditions to, the Tender Offer. Stockholders will be able to obtain a free copy of the Tender Offer statement on Schedule TO, the Offer to Redeem, Letter of Transmittal and other documents that Corner Growth has filed with the SEC at the SEC’s website at www.sec.gov or by calling Morrow Sodali LLC, the information agent for the Tender Offer, at (800) 662-5200 (toll free) for individuals or (203) 658-9400 for banks and brokerages, or via email at TRON.info@investor.morrowsodali.com.

About Corner Growth

Corner Growth Acquisition Corp. 2 is a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from its expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions (or the negative versions of such words or expressions) are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, Company’s commitment to funding the Monthly Contributions, the Company’s expectations with respect to future performance and anticipated financial impacts of the non-binding letter of intent that it has entered into with a differentiated food tech platform for an initial business combination. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s control and are difficult to predict. The Company cautions investors not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Actual results may differ materially from those in forward-looking information as a result of various factors, some of which are beyond the Company’s control, including, but not limited to, those discussed in the Company’s most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission on March 31, 2022, and subsequent SEC filings, including risks related to market conditions, the disruption caused by the COVID-19 pandemic, which has and is expected to continue to materially affect our business, financial condition and results of operations and cash flows for an extended period of time. Due to such risks and uncertainties and other factors, the Company cautions each person receiving such forward-looking information not to place undue reliance on such statements. Further, such forward-looking statements speak only as of the date of this press release and the Company undertakes no obligations to update any forward-looking statement to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

Company Contact:

Kevin Tanaka, Director of Corporate Development

Corner Growth Acquisition Corp. 2

kevin@cornercapitalmgmt.com

Media Contact:

Brian Ruby, ICR

Brian.ruby@icrinc.com